Exhibit 99.1
RXi Pharmaceuticals Provides Update and
Reports Financial Results for Q2 2011
•	NeuVax™ (E75) makes significant progress towards initiating the Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study in 1H, 2012
WORCESTER, Mass., August 15, 2011— RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using targeted biotherapeutics, today reported its financial results for the quarter ended June 30, 2011.
RXi currently is focusing its effort primarily on its lead product, NeuVax (E75), a peptide-based immunotherapy. The company expects to initiate its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study in the first half of 2012 under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA).
Recent Highlights
Since RXi’s acquisition of NeuVax in April 2011, the Company has aggressively completed several operational steps towards initiating the Phase 3 PRESENT trial including:
•	Dr. Beth Mittendorf announced as the Phase 3 Principle Investigator. Elizabeth A. Mittendorf, MD, Assistant Professor in the Department of Surgical Oncology at the University of Texas M. D. Anderson Cancer Center (MDACC). At MDACC, Dr. Mittendorf focuses both her clinical and non-clinical (i.e., laboratory) efforts on the study of breast cancer with a specific interest in breast cancer immunotherapy. Her laboratory work is focused on identifying novel tumor antigens and investigating aspects of the tumor microenvironment that impact the response to anti-cancer vaccination. Dr Mittendorf has published extensively on breast cancer immunotherapy as well as on subjects related to the clinical management of breast cancer patients,

•	Phase 3 site IRB approvals obtained. Obtained conditional Institutional Review Board approval of the NeuVax protocol from two sites; a total of at least five key sites are targeted for approval in Q4 2011,

•	Clinical Research Organization (CRO) selected to manage the international, multicenter Phase 3 PRESENT trial, and

•	Product manufacturing filings completed. Submitted manufacturing amendment to the U.S. Food and Drug Administration (FDA), as well as initiated preparation of final Phase 3 clinical trial drug product.
“In just over three months since the acquisition of NeuVax, we have made significant progress towards advancing into a pivotal Phase 3 trial to address a large patient population where there is currently a significant unmet medical need,” stated Mark J. Ahn, PhD, President and Chief Executive Officer of RXi Pharmaceuticals. “In addition, during the first half of 2011, RXi raised over $18 million of capital and has successfully completed a rapid transition from a research company to a late clinical stage development company.”
Clinical Data Presentations:
•	Presented positive 36-month data from the NeuVax Phase 2 trial at the American Society of Clinical Oncology (ASCO) annual meeting. Patients in the Phase 3 target patient population maintained a strong response to NeuVax with a 0% recurrence in the treated group versus 22.2% in the untreated group, demonstrating statistical significance. NeuVax continued to demonstrate an excellent safety profile with no serious adverse events.

•	Presented Phase 2 data from the combination of NeuVax and Herceptin® in HER2 3+ patients at ASCO. The HER2 3+ patients in the study who received NeuVax in combination with Herceptin indicated no relapses in the patient population, when compared to a relapse rate of about 13% for patients who received Herceptin only, which is consistent with historical norms for this patient population. This data represents a potential improvement to the current standard of care for this patient population, and a possible expansion of the target patient population for NeuVax in the future.
Corporate:
•	Strengthened NeuVax patent portfolio. Acquired two additional patents covering worldwide rights to develop and commercialize NeuVax (E75) in combination with trastuzumab (Herceptin®; Genentech/Roche); and use in low-to-intermediate HER2+ breast cancer patients not eligible for Herceptin therapy.

•	Awarded a total of $578,000 in National Institutes of Health (NIH) Grants to Advance RNAi Therapeutics. Awarded two Small Business Innovation Research grants from the NIH focused on the preclinical development of novel RNAi therapeutics for amyotrophic lateral sclerosis (ALS) and other neurodegenerative disorders, as well as funding for a project seeking to improve the delivery of RNAi therapeutics through medicinal chemistry.

•	RXi Pharmaceuticals and the University of Massachusetts Medical School (UMMS) Announce Massachusetts Life Sciences Center Cooperative (MLSC) Research Grant for RNAi Therapeutics for ALS. The grant will contribute towards funding an ongoing collaboration between UMMS and RXi to develop a new treatment for ALS using RXI’s proprietary self-delivering RNAi therapeutic platform (sd-rxRNA™). The MLSC grant amount is $250,000 per year for two years, and subject to a formalized agreement between the parties, matched dollar for dollar by RXi, totaling to up to $500,000 in funding for this project.

•	Completed $12 million public offering to accelerate the Phase 3 PRESENT trial.
Quarterly Financial Highlights:
Cash, Cash Equivalents and Short-Term Investments
As of June 30, 2011, cash, cash equivalents and short-term investments totaled $17.9 million, compared with cash and cash equivalents of $6.9 million at December 31, 2010. This $11.0 million increase is attributable to the closing of two underwritten public offerings that provided net cash proceeds of approximately $18.2 million after underwriting fees and other estimated offering expenses (the March 2011 offering of net proceeds of $7.3 million and the April 2011 offering of net proceeds of $10.9 million), offset by net cash used in operating activities of $7.2 million for the six months ended June 30, 2011.
Net Loss
Net loss for the three months ended June 30, 2011 was $1.4 million or $0.04 per basic and diluted share, compared with a net loss of $2.1 million, or $0.12 per basic and diluted share, for the comparable period in 2010. RXi also reported a net loss of $5.2 million, or $0.18 per basic and diluted share, for the six months ended June 30, 2011, compared with a net loss of $6.0 million, or $0.35 per basic and diluted share, for the six months ended June 30, 2010. The decrease in net loss for the three and six months ended June 30, 2011 compared to the same periods in the prior year was primarily attributable to the non-cash expense as a result of the change in fair value of warrant liability of $3.2 million and $4.7 million, respectively, which was primarily due to changes in our Black-Scholes assumptions.
Net loss from operations decreased to $4.6 million in the second quarter of 2011 from $4.8 million in the second quarter of 2010, and increased to $9.9 million for the six months ended June 30, 2011 compared to $9.2 million for the comparable period in 2010. This decrease of $0.2 million, or 4%, in net loss from operations for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010 was primarily due to a $1.2 million decrease in non-cash equity compensation offset by an increase of $1.0 million in research and development expenses, as noted below. The increase of $0.7 million, or 8%, in net loss from operations for the six months ended June 30, 2011 compared to six months ended June 30, 2010 was primarily the result of a decrease of $1.2 million in non-cash equity compensation offset by a $1.5 million increase in research and development expenses and an increase of $0.4 million in general and administrative expenses, as noted below.
Research and Development Expense
Research and development expenses increased to $2.7 million in the second quarter of 2011 from $2.3 million in the second quarter of 2010, and increased to $4.8 million for the first six months of 2011 from $4.2 million for the first six months of 2010. The increase in research and development expenses for the second quarter of 2011 compared with the second quarter of 2010 of $0.4 million, or 17%, was primarily due to an increase of $1.0 million in research and development cash expenses due to a ramp up in NeuVax-related consulting fees and activities in our progression toward releasing NeuVax off clinical hold offset by a decrease of $0.7 million in non-employee non-cash stock based compensation related to a change in our Black-Scholes assumptions and $0.1 million in employee non-cash stock based compensation. The increase of $0.6 million, or 15% for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 was primarily due to an increase of $1.5 million in research and development cash expenses primarily related to the ramp-up in NeuVax-related development activities, which was partially offset by a decrease of $0.8 million in non-employee non-cash stock based compensation and a $0.1 million decrease in employee non-cash stock based compensation.
General and Administrative Expenses
General and administrative expenses decreased to $1.9 million in the second quarter of 2011 from $2.5 million in the second quarter of 2010, and increased to $5.1 million for the first six months of 2011 from

$5.0 million for the first six months in 2010. The decrease in general and administrative expenses for the second quarter of 2011 compared with the second quarter of 2010 of $0.6 million, or 24%, was primarily due to a $0.3 million decrease in non-cash employee stock based compensation and a $0.2 million decrease in non-cash stock based compensation expense related to a change in our Black-Scholes assumptions. Excluding these non-cash items, general and administrative expenses decreased to $1.6 million for the quarter ended June 30, 2011 from $1.7 million for the quarter ended June 30, 2010. The decrease of $0.1 million was primarily due to a decrease in headcount offset by severance payments in connection with a reduction in force. The decrease of $0.1 million, or 2%, for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 was primarily due to a $0.4 million decrease in non-cash stock based compensation related to a warrant issued for business advisory services offset by a $0.1 million increase in non-cash stock based compensation. Excluding these non-cash items, general and administrative expenses increased to $3.5 million for the six months ended June 30, 2011 from $3.1 million for the six months ended June 30, 2010. This increase of $0.4 million was primarily due to severance payments in connection with a reduction in force.
About NeuVax™ (E75)
NeuVax consists of the Her2/neu (E75) peptide derived from HER2 combined with the immune adjuvant granulocyte macrophage-colony stimulating factor. Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival, the FDA granted NeuVax a Special Protocol Assessment for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study. This Phase 3multicenter trial is expected to commence in the first half of 2012.
According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for Human Epidermal growth factor Receptor 2 (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease are eligible for Herceptin® (trastuzumab; Roche-Genentech) which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2 positive patients (HER2 1+ and 2+) who achieve remission with current standard of care, but have no available HER2 targeted adjuvant treatment options to maintain their disease free status.
About RXI-109
RXi has initiated development of clinical candidate RXI-109, a self-delivering RNAi compound (sd-rxRNA) for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF (connective tissue growth factor), a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. RXi has manufactured RXI-109 with an experienced cGMP oligonucleotide manufacturer to support its IND enabling toxicology program and the planned clinical trial. Pending FDA review, the Company intends to use an innovative clinical trial design to study safety and tolerability as well as initial efficacy in its first clinical trial targeted for 2012.

About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies using targeted biotherapeutics thus addressing major unmet medical needs. For more information, visit www.rxipharma.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future expectations, plans and prospects of the development of RXi Pharmaceuticals Corporation’s products. These forward-looking statements about future expectations, plans and prospects of the development of the Company’s products are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.
RXi PHARMACEUTICALS
CORPORATION
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Research and development expense	$2,673	$2,264	$4,833	$4,190
General and administrative expense	1,949	2,490	5,068	5,020
Operating loss	(4,622)	(4,754)	(9,901)	(9,210)
Other income (expense), net	3,240	2,613	4,674	3,183
Net loss	$(1,382)	$(2,141)	$(5,227)	$(6,027)
Net loss per common share:
Basic and diluted loss per share	($0.04)	($0.12)	($0.18)	($0.35)
Weighted average common shares outstanding:
Basic and diluted	38,568,501	18,371,808	29,492,756	17,384,606

RXi PHARMACEUTICALS CORPORATION
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$17,933	$6,891
Prepaid expenses and other current assets	259	150

Total current assets	18,192	7,041
Equipment and furnishings, net	436	419
In-process research and development	12,864	—
Goodwill	845	—
Deposits	6	16

Total assets	$32,353	$7,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,065	$724
Accrued expenses and other current liabilities	1,785	1,113
Deferred Revenue	578	—
Current maturities of capital lease obligations	59	51
Fair value of stock options modified	682	—
Fair value of warrants potentially settleable in cash	11,882	3,138
Current contingent purchase price consideration	768	—

Total current liabilities	16,819	5,026
Capital lease obligations, net of current maturities	10	20
Contingent purchase price consideration, net of current portion	5,664	—

Total liabilities	22,493	5,046
Total stockholders’ equity	9,860	2,430

Total liabilities and stockholders’ equity	$32,353	$7,476

RXi Pharmaceuticals
Tamara McGrillen
508-929-3615
ir@rxipharma.com
or
Remy Bernarda
IR Sense, LLC
415-203-6386
remy@irsense.com